UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 14, 2007

(Date of Earliest Event Reported)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-24218	95-4782077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

(323) 817-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) On August 14, 2007, the Compensation Committee of the Board of Directors of Gemstar-TV Guide International, Inc. (the “Company”), acting through authority delegated to it by the Board of Directors of the Company, approved a Retention Program (the “Retention Program”) to promote the retention of current executives and other employees of the Company while the Company explores strategic alternatives, including a possible sale of the Company. The Retention Program includes the following:

•	the accelerated vesting of stock options for all current employees upon the occurrence of a change of control of the Company,

•	certain conditional cash payments that are subject to the occurrence of a change of control of the Company,

•	enhanced severance benefits for all current full time U.S. employees in the event of a qualifying termination of employment following a change of control of the Company, and

•	280G gross-up payments for certain executive officers.

The Retention Program does not apply to the Chief Executive Officer of the Company. However, on June 27, 2007, the Company entered into a new employment agreement with the Company’s Chief Executive Officer which provides for payments in the event of a change of control transaction. That agreement is filed as an exhibit to the Company’s Form 8-K dated June 27, 2007.

The conditional cash payments that form part of the Retention Program, are payable in two parts after the closing of a change of control transaction, each dependent upon the recipient being employed at the Company at the time of payment unless he or she is involuntarily terminated without cause, or terminates his or her employment for good reason. 60% of the payment will be made upon closing of a change of control transaction while 40% of the payment will be made 90 days after the closing. All of the Company’s executive officers (other than the Company’s Chief Executive Officer) are eligible to receive awards under the Retention Program. The amount of the award that each participating employee is eligible to receive is based on the role that the employee is expected to perform in facilitating the completion of any proposed transaction and in preserving the value of the Company’s business during the strategic alternatives review process.

The Retention Program also provides for enhanced severance benefits for all of the Company’s current full time U.S. employees. As part of the Retention Program, the named executive officers listed below will be eligible to receive a severance payout amount equal to either 1 or 1.5 times annual compensation (base salary plus target bonus) and continuation of health benefits for twelve or eighteen months in the event of a termination by the Company without cause, or by the executive for good reason, during a one year period following a change of control. Receipt of these enhanced severance benefits is subject to the executive providing a release of claims to the Company.

Pursuant to the Retention Program, Messrs. Singh, Kay and McKee are entitled to receive a 280G excise tax gross-up payment to the extent any payments to them are characterized as a parachute payment within the meaning of the Internal Revenue Code of 1986, as amended. Any such gross-up payments will only be made if the total parachute payment exceeds the applicable threshold amount by at least 10%.

The estimated aggregate amounts that the Company’s named executive officers, Messrs. Singh, Kay, McKee, and Crystal, would be eligible to receive under the Retention Program, including cash retention awards, severance payouts and estimated 280G gross-up payments, if applicable, are $2,802,400; $2,009,700; $3,341,750 and $1,235,000, respectively.

Upon a qualifying termination of employment during the one year period following a change of control, executives who have employment agreements in effect at the time of a change of control transaction may elect to receive salary and benefits continuation under the terms of their employment agreements in lieu of the enhanced severance benefits under the Retention Program. Disclosure concerning payments under these employment agreements appears in the Company’s proxy statement filed with the Securities and Exchange Commission on April 10, 2007.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description
10.1	Form of Change of Control Agreement

10.2	Form of Transaction Bonus Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Stephen H. Kay
Stephen H. Kay
Executive Vice President, General Counsel and Secretary

Date: August 17, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Change of Control Agreement

10.2	Form of Transaction Bonus Letter